SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) (C),
           AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(b)

                               (Amendment No. 1) (1)

                     The Newkirk Master Limited Partnership
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

      |_|   Rule 13d-1 (b)
      |_|   Rule 13d-1 (c)
      |X|   Rule 13d-1 (d)

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Newkirk NL Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,047,788 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,047,788 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,047,788 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.59%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Newkirk RE Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     143,387 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,234,344 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            143,387 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,234,344 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,323,731 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      36.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
* Comprised of 2,209,065 units held by Newkirk Tender Holdings LLC and 25,279 units held by Marbax Venture LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Newkirk Tender Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,209,065 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,209,065 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,209,065 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      34.98%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Marbax Venture LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     25,279 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            25,279 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AP-WIN Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     146,539 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            146,539 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      146,539 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.32%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AP4-WEM WIN Tender LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     59,433 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            59,433 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      59,433 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .94%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      AP3-WEM WIN Tender LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     25,719 units
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            25,719 units
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,719 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Newkirk RE Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        25,279 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     25,279 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
*     Comprised of units held by Marbax Venture LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WEM Fund 1998 Limited Partnership
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        146,539 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     146,539 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      146,539 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.32%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

----------
*     Comprised of units held by AP-WIN Associates LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WEM-WIN Tender Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        85,152 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     85,152 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      85,152 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.35%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
* Comprised of 59,433 units held by AP4-WEM WIN Tender LLC and 85,152 units held by AP3-WEM WIN Tender LLC
**    See footnote to Item 4 herein. .

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      NK-CR Holdings LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        25,279 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     25,279 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
*     Comprised of units held by Marbax Venture LLC
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Newkirk Stock LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        25,279 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     25,279 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,279 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
*     Comprised of units held by Marbax Venture LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WEM-Brynmawr Associates LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,425,519 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,425,519 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,425,519 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      54.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

----------
* Comprised of (i) 1,047,788 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; and (iv) 25,279 units held by Marbax Venture LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael L. Ashner
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,657,210 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,657,210 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,657,210
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      57.92%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

----------
* Comprised of (i) 1,047,788 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 146,539 units held by AP-WIN Associates L.L.C.; (vi) 59,433 units held by AP4-WEM WIN Tender LLC; and (vii) 25,719 units held by AP3-WEM WIN Tender LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Apollo Real Estate Management III, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,657,210 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,657,210 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,657,210 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      57.92%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

----------
* Comprised of (i) 1,047,788 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 146,539 units held by AP-WIN Associates L.L.C.; (vi) 59,433 units held by AP4-WEM WIN Tender LLC; and (vii) 25,719 units held by AP3-WEM WIN Tender LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Apollo Real Estate Management Fund III, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,657,210 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,657,210 units *
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,657,210 units
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      57.92%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------

----------
* Comprised of (i) 1,047,788 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 146,539 units held by AP-WIN Associates L.L.C.; (vi) 59,433 units held by AP4-WEM WIN Tender LLC; and (vii) 25,719 units held by AP3-WEM WIN Tender LLC.
**    See footnote to Item 4 herein.

CUSIP No.                              13G
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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Apollo Real Estate Advisors III, L.P.
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]

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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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               5.    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,657,210 units *
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,657,210 units *
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,657,210 units
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]**

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      57.92%
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12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
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----------
* Comprised of (i) 1,047,788 units held by Newkirk NL Holdings LLC; (ii) 143,387 units held by Newkirk RE Holdings LLC; (iii) 2,209,065 units held by Newkirk Tender Holdings LLC; (iv) 25,279 units held by Marbax Venture LLC; (v) 146,539 units held by AP-WIN Associates L.L.C.; (vi) 59,433 units held by AP4-WEM WIN Tender LLC; and (vii) 25,719 units held by AP3-WEM WIN Tender LLC.
*     See footnote to Item 4 herein.

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Item 1(a). Name of Issuer:

The Newkirk Master Limited Partnership

Item 1(b). Address of Issuer's Principal Executive Offices:

7 Bulfinch Place
Suite 500
Boston, Massachusetts 02114

Item 2(a). Name of Person Filing:

This Schedule 13G is being filed with respect to Units of Limited Partnership Interest of the Issuer which are beneficially owned by the persons and entities listed in Item 2(b).

Item 2(b). Address of Principal Business Office, or, if None, Residence:

Newkirk NL Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
Newkirk RE Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
Newkirk Tender Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 Marbax Venture LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
AP-WIN Associates L.L.C. , 7 Bulfinch Place, Suite 500, Boston, MA 02114
AP4-WEM WIN Tender LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
AP3-WEM WIN Tender LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114 WEM-Brynmawr Associates LLC, 100 Jericho Quadrangle, Jericho, New York 11753 Michael L. Ashner, 100 Jericho Quadrangle, Jericho, New York 11753
Apollo Real Estate Investment Fund III, L.P., Two Manhattanville Road, Purchase, New York 10577
Apollo Real Estate Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577
Apollo Real Estate Management III, L.P., Two Manhattanville Road, Purchase, New York 10577
Newkirk RE Associates LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
NK-CR Holdings LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
Newkirk Stock LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114
WEM Fund 1998 Limited Partnership, 7 Bulfinch Place, Suite 500, Boston, MA 02114 WEM-WIN Tender Associates, LLC, 7 Bulfinch Place, Suite 500, Boston, MA 02114

Item 2(c). Citizenship:

Mr. Ashner is a United States Citizen. All other Reporting Persons are entities organized in the State of Delaware.

Item 2(d). Title of Class of Securities:

Units of Limited Partnership Interest

Item 2(e). CUSIP NUMBER:

Not applicable.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a: Not applicable.

(a)  |_|  Broker or dealer registered under Section 15 of the Act.
(b)  |_|  Bank as defined in Section 3(a)(6) of the Act.
(c)  |_|  Insurance Company as defined in Section 3(a)(19) of the Act.
(d) |_| Investment Company registered under Section 8 of the Investment Company Act.
(e)  |_|  Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).

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(f)  |_|  Employee Benefit Plan or Endowment Fund in accordance with Sec.
          240.13d-1(b)(1)(ii)(F).
(g)  |_|  Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G).
(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
(j)  |_|  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d01(c), check this box |_|

Item 4. Ownership.

      (a)   Amount beneficially owned:

            See Item 9 of cover pages.*

      (b)   Percent of class:

            See Item 11 of cover pages.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote
                                                    See Item 5 of cover pages. *

            (ii)  Shared power to vote or to direct the vote
                                                    See Item 6 of cover pages. *

            (iii) Sole power to dispose or to direct the disposition of
                                                    See Item 7 of cover pages. *

            (iv)  Shared power to dispose or to direct the disposition of
                                                    See Item 8 of cover pages. *

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company or Control Person.

      Not applicable.

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* The units reported herein do not include an aggregate of 1,422,400 units held by the entities listed on Exhibit 99.2 hereto, which entities are not reporting persons hereunder but may be deemed to constitute a group for purposes of
Section 13(d)(3) under the Exchange Act of 1934, with the reporting persons hereunder. The reporting persons hereunder disclaim beneficial ownership over the shares held by the entities listed on Exhibit 99.2 hereunder.

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Item 8. Identification and Classification of members of the Group.

      See Exhibit 99.2.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certification.

      Not applicable.

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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                February 11, 2005


/s/ Michael L. Ashner
-----------------------
Michael L. Ashner


Newkirk NL Holdings LLC

By: Newkirk Manager (NV) Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer


Newkirk RE Holdings LLC

By: Newkirk Manager (NV) Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer


Newkirk Tender Holdings LLC

By: Newkirk Manager (NV) Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer

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Marbax Venture LLC

By: Newkirk RE Associates LLC
    Member

    By: Newkirk Manager Corp.
        Manager

        By: /s/ Michael L. Ashner
            -----------------------
            Michael L. Ashner


AP-WIN Associates L.L.C.

By: WIN Manager Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer


AP4-WEM WIN Tender LLC

By: WIN Manager Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer


AP3-WEM WIN Tender LLC

By: WIN Manager Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer

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Apollo Real Estate Investment Fund III, L.P.

By: Apollo Real Estate Advisors III, L.P.,
    its general partner

    By: Apollo Real Estate Capital Advisors III, Inc.,
        its general partner

        By: /s/ Michael D. Weiner
            -----------------------
            Michael D. Weiner
            Vice President


Apollo Real Estate Advisors III, L.P.

By: Apollo Real Estate Capital Advisors III, Inc.,
    its general partner

    By: /s/ Michael D. Weiner
        -----------------------
        Michael D. Weiner
        Vice President


Apollo Real Estate Management III, L.P.

By: Apollo Real Estate Management III, Inc.,
    its general partner

    By: /s/ Michael D. Weiner
        -----------------------
        Michael D. Weiner
        Vice President


Newkirk RE Associates LLC

By: Newkirk Manager Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer

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NK-CR Holdings LLC

By: Newkirk Manager Corp.
    Manager

    By: /s/ Michael L. Ashner
        -----------------------
        Michael L. Ashner
        Chief Executive Officer


Newkirk Stock LLC

By: Newkirk NL Holdings LLC
    Managing Member

    By: Newkirk Manager (NV) LLC
        Manager

        By: /s/ Michael L. Ashner
            -----------------------
            Michael L. Ashner
            Chief Executive Officer


WEM Fund 1998 Limited Partnership

By: /s/ Michael L. Ashner
    -----------------------
    Michael L. Ashner
    General Partner


WEM-WIN Tender Associates, LLC

By: /s/ Michael L. Ashner
    -----------------------
    Michael L. Ashner
    Managing Member

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                                INDEX TO EXHIBITS

99.1  Joint Filing Agreement, dated February 11, 2004, among the Reporting
      Persons.
99.2  Item 8 Information.


                                 Page 26 of 31